Exhibit 10.7

Tier-one Distribution Agreement

Party A (commissioning party): Zhengxing Wheel Group Co., Ltd.

Party B (distributor):

To maintain a healthy, stable and sustainable development of the market, Party A and Party B have reached the following agreement on Party B’s distribution of Party A’s products.

I.	Brand, Distribution Regions and Minimum Annual Sales Revenue

1.	Party B shall become the tier-one distributor of Party A’s products carrying the brand within Province. Party A’s scope of supply includes the Zhengxing series of products manufactured by the parent company, Zhengxing Wheel Group Co., Ltd., and its subsidiaries including Zhengxing Group Chengdu Wheel Co., Ltd., Zhengxing Group Hefei Wheel Co., Ltd., Zhengxing Group Langfang Wheel Co., Ltd. and Zhengxing Group Benxi Wheel Co., Ltd.

2.	Party B agrees to achieve minimum annual sales revenue of RMB (VAT excluded).

3.	Party B shall pay credit deposit (interest free) of RMB to Party A within days after this Agreement takes effect. Party A shall refund such credit deposit to Party B upon expiration of this Agreement, provided that no dispute remains.

II.	Rights, Liabilities and Obligations of Both Parties

1.	Party A:

(1)	shall be entitled to trace, investigate, guide and supervise Party B’s distribution regional market and sales network;

(2)	shall assist Party B to deal with issues relating to cross-regional sales within Party B’s distribution regions so as to guarantee a good environment for Party B’s businesses;

(3)	shall be entitled to criticize, inculcate and penalize Party B’s breach of contract and even terminate the performance of this Agreement.

2.	Party B:

(1)	shall distribute Party A’s products exclusively, and shall not sell the products of other similar enterprises in any form for any reason;

(2)	shall guarantee the integrity and smoothness of sales channels and make sure they cover the entire market;

(3)	shall strictly execute Party A’s Rules on After-sales Services (see Annex 1 for details), and shall not act fraudulently;

(4)	shall not conduct cross-regional sales without Party A’s written approval;

(5)	shall be bound and obligated to provide Party A with the names, addresses, telephone numbers, fax numbers, sales records and distributed brands of its sub-distributors and sub-agents;

(6)	shall be responsible for the management of the exclusive tier-two distributors within Province, cause them to sign and perform as per the Three-party Distribution Agreement among Zhengxing Wheel Group Co., Ltd., Tier-one Distributors and Exclusive Tier-two Distributors which specifies issues relating to the exclusive tier-two distributors’ sales of products carrying the brand within Province;

(7)	shall be responsible for the management of the non-exclusive tier-two distributors within Province, cause them to execute Party A’s pricing policies, operating rules and sales procedures; and

(8)	shall guarantee that all its sales activities comply with the applicable laws and regulations.

III.	Brand and Market Management

1.	Party B shall focus on the after market and small- and medium-sized OEM market. In the case of any conflicting OEM market customers with Party A, Party B shall stop supplies to such customers and withdraw unconditionally. Party B can only use the intellectual properties relating to sales of Party A’s products within the scope of authority. Party B shall not engage in or assist any activity that infringes Party A’s intellectual property rights.

2.	Party B must unconditionally stop selling any similar products of other manufacturers. Otherwise, Party A shall be entitled to cancel all paid deposit as well as quarterly and annual rebates and even unilaterally terminate Party B’s distribution rights.

3.	If Party B fails to achieve the minimum annual sales revenue or Party A foresees Party B’s failure to achieve such minimum annual sales revenue, Party A shall be entitled to take over Party B’s market or transfer the distribution rights to other agents or distributors.

4.	Party B and its sub-agents and sub-distributors shall not engage in any cross-regional sales without Party A’s approval. Otherwise, Party A shall be entitled to penalize Party B accordingly (in RMB):

(1)	For a first-time violation: a fine of RMB for each set of steel wheels if the steel wheels have a size of inches and more than inches; a fine of RMB for each set of steel wheels if the steel wheels have a size of inches and below inches; the minimum fine will be RMB for each violation; the fines shall be used to compensate the suffering distributors.

(2)	For a second-time violation: in addition to the foregoing fines, the price of each set of steel wheels shall be increased by RMB (applicable from the penalty date for an execution period of one month).

(3)	For a third-time violation: in addition to the penalties set forth in paragraphs (1) and (2) above, Party A shall be entitled to reduce Party B’s distribution regions;

(4)	For violations occurring four or more times: in addition to the penalties set forth in paragraphs (1) and (2) above, Party A shall be entitled to unilaterally terminate Party B’s distribution rights.

(5)	Party B shall strictly comply with Party A’s rules on wholesale and retail prices and shall not sell the products at lower prices than the designated prices. Otherwise, Party A shall be entitled to increase the price of steel wheels by RMB /set from the date when such conducts are identified.

IV.	Credit Limit

Party A shall evaluate the credit worthiness of Party B on an annual basis. If Party B achieves or exceeds the minimum annual sales revenue and makes the payment for goods in full value, Party A shall maintain or raise the supply credit limit for Party B for the following year. Party A shall be entitled to stop supplies if Party B’s outstanding payments exceed its authorized credit limit.

V.	Payment Terms

Payments for goods shall be settled monthly, and the settlement shall be subject to the formal valid VAT invoices issued by Party A. Party B shall make payments to Party A within              days after the receipt of such formal valid invoices.

VI.	Rebate Method

Party B is obliged to submit monthly sales plans pursuant to the minimum annual sales revenue within 3 days after this Agreement takes effect. Such sales plans shall be executed after the approval by Party A and will be taken as the basis for the calculation of rebates payable by Party A. Rebates shall be settled on a quarterly basis:

1.	The basis for the calculation of rebates is the sales revenue (VAT excluded) of Party A’s steel wheels, excluding the sales revenue of wheel discs, wheel rims, locking rings and other semi-finished products.

Rebates are calculated using the following method: Party A shall pay rebates of              to Party B per quarter if the quarterly sales revenue is below RMB              (including RMB             ); if the quarterly sales revenue exceeds RMB             , Party A shall increase rebates by              percentage points payable to Party B for each increment of sales revenue of RMB             .

2.	Party A shall be entitled to cancel or reduce the rebates if Party B violates the following terms:

A.	Rebates shall be cancelled if Party B has any outstanding payments at the end of the month or year;

B.	Rebates shall be cancelled if Party B sells steel wheel products of other manufacturers (except for specific products in a small quantity and in special cases);

C.	Rebates shall be reduced if cross-regional sales are identified; rebates shall be cancelled if such cross-regional sales activities are repeated by multiple times.

3.	Rebates shall be directly deducted from Party A’s accounts receivable after confirmation by financial personnel of both parties.

VII.	Product Prices

In order to safeguard both parties’ interests and maintain market order, Party B shall strictly comply with Party A’s guidelines on wholesale and retail prices. Party B shall not reduce or increase the prices without Party A’s prior approval, nor are they allowed to engage in any unfair competitive practices or to disrupt the market order.

VIII.	Product Delivery and Acceptance

The products shall be delivered by                                          at Party A’s expense. The ownership and relevant remunerations and risks related to the products shall be transferred to Party B after the products are inspected and accepted by written confirmation of Party B’s representative or Party B’s business personnel.

IX.	Advertisement Subsidies

If it is necessary for Party B and Party B’s sub-distributors and retail outlets to fabricate store advertisements, Party B shall submit a written application to Party A for subsidies. Such subsidies shall be granted pursuant to Party A’s standards if approved (Party B shall provide photos of the advertisement’s shooting).

X.	Confidentiality

Both parties agree that all documents, records, correspondences, information and transactions (including the content of this Agreement) relating to the operations or businesses of either party shall be strictly kept confidential. Without prior written consent from the other party, either party is prohibited from disclosing any of the confidential information to any third party unless such information is already available to the general public or the disclosing party is compulsorily requested to do so by relevant governmental or judicial authorities.

XI.	Force Majeure

If performance of this Agreement is prevented in full or in part due to any force majeure event (e.g. war, earthquake, flood, fire, snowstorm, etc.), the affected party shall be exempt from its breach of contract liabilities in full or in part based on the extent to which it is affected by such an event, provided that it promptly notifies the other party in writing (telefax or fax) and conducts all possible activities to minimize the losses associated therewith. After the effects of the force majeure event are mitigated or have disappeared, the affected party shall promptly resume its performance under this Agreement to the maximum extent.

XII.	Miscellaneous

1.	Party A shall be entitled to terminate this Agreement in the case of Party B improperly managing the market thereby causing severe disorder in Party B’s regional market operations.

2.	Party A shall be entitled to terminate this Agreement if Party B sells similar products of other manufacturers or disrupts the order in Party A’s market.

3.	Party A shall be entitled to terminate this Agreement and claim for indemnification from Party B all losses incurred if Party B fails to make payments for goods pursuant to this Agreement.

XIII.	Terms of Distribution

1.	The term of the distribution arrangement under this Agreement is one year, starting from January 1, until December 31, .

2.	This Agreement shall take effect from January 1, and is valid for one year. This Agreement shall be automatically renewed for another year upon the expiration of each term thereof, unless both parties agree otherwise. The amendment of this Agreement shall be made in writing after a consensus is reached between both parties.

3.	Termination of this Agreement shall not affect the rights and obligations that both parties have upon termination, nor shall it affect any rights or obligations that arise from any conduct or nonfeasance of both parties before the termination of this Agreement. Such termination shall not affect any provision that is expressly stated herein, which shall remain valid after termination.

XIV.	Governing Laws and Dispute Settlement

1.	The establishment, performance and interpretation of this Agreement and the settlement of any dispute arising thereof are subject to the laws of the People’s Republic of China.

2.	Both parties shall settle any dispute in connection with or arising from performance of this Agreement in the manner of amicable negotiations. If such disputes cannot be settled in such a manner within 30 days after negotiations are started, either party shall be entitled to institute legal proceedings in Zhangzhou Municipal People’s Court.

XV.	This Agreement is signed in triplicate. Party A holds two copies and Party B holds one copy. All three copies shall have the same legal effect.

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Party A (Company Seal): Zhengxing Wheel Group Co., Ltd.

Party B (Company Seal):

Annex 1: Rules on After-sales Services

I.	Scope of Acceptable Claims

The following conditions that occur within three months after use of Zhengxing’s wheel products (6.50-20 or larger specifications):

1.1	Cracked weld seams;

1.2	Oversize that causes tire abrasion and undercut (refunded fully within 10 days; replaced after 10 days with a charge of a wear and tear cost of RMB60 for each wheel set);

1.3	Air leakage of tubeless (vacuum) wheel.

II.	Scope of Unacceptable Claims

Claims arising from the following conditions are unacceptable:

2.1	Cracked wheel rims on the bigger and smaller sides.

2.2	Periphery, inward and outward cracks of bolt holes;

2.3	Welding, renovation and reinforcement of wheels without approval;

2.4	Damaged wheels due to unmatched tires.

III.	Instructions

3.1	Sixteen inch wheels and locking rings are not within the scope of acceptable claims;

3.2	Wheels shall not enjoy any further after-sales services after claims have been settled;

3.3	Party A and Party B are only responsible for claims relating to products and bear no joint and several liabilities for other losses;

3.4	Specific claims shall be settled based on negotiations amongst all parties.